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                                                                 EXHIBIT 23(A)


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
The St. Paul Companies, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (SEC File No. 2-69894, No. 33-15392, No. 33-20516, No. 33-23446, No.
33-23948, No. 33-24220, No. 33-24575, No. 33-26923, No. 33-49273, No.
33-56987, No. 333-01065, No. 333-22329, No. 333-25203, No. 333-28915, No.
333-48121, No. 333-50935, No. 333-50941 and No. 333-50943), Form S-3 (SEC
File No. 33-33931, No. 33-50115, No. 33-58491 and No. 333-06465) and Form S-4
(SEC File No. 333-47007) of The St. Paul Companies, Inc., of our report dated June 30, 1998, relating to the supplemental consolidated balance sheets of The St. Paul Companies, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the Form 8-K of The St. Paul Companies, Inc. dated October 6, 1998. Our report states the consolidated financial statements of USF&G Corporation, a wholly-owned subsidiary, which statements reflect total assets constituting 43 percent and 41 percent as of December 31, 1997 and 1996 and total revenues constituting 35 percent, 38 percent and 41 percent for the years ended December 31, 1997, 1996 and 1995, respectively, of the related consolidated totals were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for USF&G Corporation, is based solely on the report of the other auditors.

Minneapolis, Minnesota                     /s/ KPMG Peat Marwick LLP
October 6, 1998                            -------------------------
                                               KPMG Peat Marwick LLP